CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 59 to Registration Statement No. 002-62436 on Form N-1A of our reports dated August 21, 2015, relating to the financial statements and financial highlights of Pioneer Bond Fund (the "Fund"), appearing in the Annual Report on Form N-CSR of the Fund for the year ended June 30, 2015. We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.


/s/ Deloitte & Touche LLP


Boston, Massachusetts
October 27, 2015